LIMITED PARTNERSHIP AGREEMENT
                                    OF
                FW INTEGRATED ORTHOPAEDICS INVESTORS, L.P.


     This Limited Partnership Agreement ("Agreement") of FW Integrated Orthopaedics Investors, L.P. is made and entered into effective as of the day of December, 1997 (the "Effective Date"), by and among Group 31, Inc., a Texas corporation ("Group 31"), as the general partner and Keystone, Inc., a Texas corporation ("Keystone"), FW Strategic Partners, L.P., a Delaware limited partnership ("Strategic"), and FW Integrated Orthopaedics Coinvestment Partners, L.P., a Texas limited partnership ("Coinvestors"), as the limited partners.

                                WITNESSETH:

     For and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt, and sufficiency of which are hereby acknowledged, Group 31, Keystone, Strategic, and Coinvestors (collectively, the "Partners" and individually, a "Partner") hereby agree as follows:

                                 ARTICLE I

                         ORGANIZATION AND PURPOSE

     Section 1.01. Formation of Limited Partnership. The Partners hereby agree to become partners and to form a limited partnership (the "Partnership") pursuant to Article 6132a-1 Tex. Rev. Civ. Stat. Ann., known as the Texas Revised Limited Partnership Act (the "Act"). Group 31 shall be the general partner and is hereinafter sometimes referred to in such capacity as the "General Partner." Keystone, Strategic, and Coinvestors shall be the limited partners and are hereinafter sometimes referred to in such capacity individually as a "Limited Partner" or collectively as the "Limited Partners."

     Section 1.02. Name. The name of the Partnership shall be FW Integrated Orthopaedics Investors, L.P. All business and affairs of the Partnership shall be conducted solely under, and all Partnership Assets (as that term is defined in Section 1.04) shall be held solely in, such name unless otherwise determined by the General Partner.

     Section 1.03. Effective Date and Term. The Partnership shall be in effect for a term beginning on the Effective Date and shall continue under this Agreement (as amended from time to time) until dissolved upon the occurrence of an event that causes the dissolution of the Partnership in accordance with the provisions of this Agreement, and thereafter to the extent provided by applicable law, until wound up and terminated as provided herein.

     Section 1.04. Purposes and Scope of Business. The business and purposes of the Partnership are to buy, sell, exchange or otherwise acquire, hold, trade, invest in, and deal with the securities of Integrated Orthopaedics, Inc., a Texas corporation ("Integrated"), including without limitation, common or preferred stock, bonds, debentures, notes, warrants, options and all other rights of every kind and description (collectively, the "Securities"), whether such Securities are acquired directly or indirectly through partnerships, joint ventures or otherwise, and to borrow, on margin or otherwise, such funds (in addition to the capital contributions provided for herein) that the General Partner determines to be necessary or advisable to conduct the business of the Partnership and to carry out the foregoing. Subject to the terms and conditions of this Agreement, the Partnership shall have the power and authority to do all such other acts and things as may be necessary, desirable, expedient, convenient for, or incidental to, the furtherance and accomplishment of the foregoing objectives and purposes and for the protection and benefit of the Partnership. The assets of the Partnership, whether now or hereafter owned, are sometimes referred to as the "Partnership Assets."

     Section 1.05. Documents. The General Partner, or anyone designated by the General Partner, is hereby authorized to execute a certificate of limited partnership of the Partnership ("Certificate of Limited Partnership") in accordance with the Act and cause the same to be filed in the office of the Secretary of State of the State of Texas in accordance with the provisions of the Act. The Partnership shall promptly execute and duly file with the proper offices in each state in which the Partnership may conduct the activities hereinafter authorized, one or more certificates as required by the laws of each such state in order that the Partnership may lawfully conduct the business, purposes, and activities herein authorized in each such state, and the Partnership shall take any other action or measures necessary in such state or states for the Partnership to conduct such activities.

     Section 1.06. Principal Place of Business. The principal place of business of the Partnership shall be 201 Main Street, Suite 3100, Fort Worth, Texas 76102 or at such other place or places as may be approved by the General Partner. The General Partner shall be responsible for maintaining at the Partnership's principal place of business those records required by the Act to be maintained there.

     Section 1.07. Registered Agent and Office. The Registered Agent (as defined in the Act) for the Partnership shall be W. R. Cotham. The Registered Office (as defined in the Act) of the Partnership shall be 201 Main Street, Suite 2600, Fort Worth, Texas 76102.

     Section 1.08.  Certain Definitions.

     (a) "Valuation Date" shall mean any date that the Securities or other Partnership Assets are valued for any reason.

     (b)  "Value" shall mean (i) with respect to any Security:

          (A)  for marketable Securities listed on a national
          Securities exchange or authorized for trading on the National Market System Quotations, the last sales price on the Valuation Date, or in the absence of a sale on such date, the mean between the "bid" and "asked" prices on such day, or if no such "bid" and "asked" prices exist, by such method as the General Partner reasonably determines will reflect the fair market value, provided, that if a Security is listed on more than one exchange, the General Partner shall use the price on the New York Stock Exchange, if available, or, if not, the price on the exchange selected by the General Partner;

          (B)  for marketable Securities traded in the
          over-the-counter market and reported in the National Association of Securities Dealers' Automated Quotation System, the closing bid price on the Valuation Date as reported by such system if held long and its closing "asked" price if held short, provided, that if such price is not available, the Securities shall be valued by such method as the General Partner reasonably determines will reflect their fair value;

          (C) for Securities not specified in (A) or (B) above, and for which prices are regularly quoted (on a daily basis) by at least two (2) independent recognized dealers, the most recent market prices as reported by such dealers;

          (D) for exchange-traded options, the closing price on the Valuation Date on the principal exchange on which the option is traded, and for non-exchange traded options, the value of the options as reasonably determined by the General Partner using standard option pricing models; and

          (E) for all other Securities, the cost of or such other value as reasonably determined by the General Partner.

          Foreign Securities listed on a recognized exchange shall be included in (A) above; those regularly reported on a recognized automated quotation system shall be included in (B) above; and those regularly quoted (on a daily basis) by at least two (2) independent recognized dealers shall be included in (C) above; and

          (ii) with respect to any other Partnership Asset the market value of such Partnership Asset as of the Valuation Date as reasonably determined by the General Partner.

                                ARTICLE II

                                OPERATIONS

     Section 2.01.  Management of Partnership.

     (a) The right to manage, control, and conduct the business and affairs of the Partnership shall be vested solely in the General Partner. Except as provided in Sections 2.01(b) and 7.01, the Limited Partners shall not take part in the management of the affairs of the Partnership and under no circumstances may the Limited Partners control the Partnership business or sign for or bind the Partnership. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the General Partner shall have the exclusive authority to act for and on behalf of the Partnership, including, without limitation, causing the Partnership to enter into acquisition agreements related to the acquisition of Integrated, and documents and other instruments related thereto, and no third party shall ever be required to inquire into the authority of the General Partner to take such action on behalf of the Partnership. Except as expressly limited in this Agreement, the General Partner shall have the rights, authority, and powers of general partners with respect to the Partnership business and the Partnership Assets as set forth in the Act as in effect upon the Effective Date of this Agreement. The General Partner shall not be required to devote its full time and attention to the business of the Partnership, but only such time as it deems necessary for the proper conduct of the Partnership's affairs.

     (b) No act shall be taken, sum expended or obligation incurred by the General Partner for or on behalf of the Partnership with respect to a matter within the scope of any of the following major decisions ("Major Decisions") affecting, directly or indirectly, the Partnership, or the Partnership Assets, unless approved as described in subsection 2.01(c):

            (i) Financing or refinancing the Partnership or the Partnership Assets, including, without limitation, the granting of any mortgages, pledges, or other encumbrances of the Partnership Assets in connection therewith (other than in the ordinary course of business);

           (ii) Selling, exchanging or otherwise conveying or disposing of any interest in all or any portion of the Securities or any other Partnership Asset, including, without limitation, by merger or consolidation, except for disposition or replacement of personal property in the ordinary course of business;

          (iii)Admitting a New Partner (as defined in Section 5.05) to the Partnership;

          (iv) Seeking or allowing the Partnership to seek protection from creditors under any state or federal law, code, or statute;

          (v) Initiating, settling, or compromising any material litigation matters involving the Partnership;

          (vi) Voting the Securities with respect to material matters, including, without limitation, the election of directors of Integrated; or

          (vii)Dissolving the Partnership pursuant to Article 6.02(d).

     (c) No Major Decision may be made or effected by or on behalf of the Partnership without the approval of the Partners holding 75% of all Percentage Interests (as defined in Section 4.01) in the Partnership. As used in this Agreement, "Approved by the Partners," "Approval of the Partners," and other like terms shall mean the approval or consent of the Partners holding 75% of the Percentage Interests in the Partnership. The General Partner may at any time propose an action requiring Approval of the Partners to the Limited Partners by giving written notice to the Limited Partners. Within ten days after receipt of such notice, each Partner shall indicate, in writing, to the General Partner, his or its approval or disapproval of such Major Decision; provided, that, in the event any Partner does not respond in such 10-day period, such Partner shall be deemed to have disapproved such Major Decision. If Partners holding 75% of the Percentage Interests in the Partnership approve of, consent to, or otherwise take any action contemplated by this Section 2.01, such action shall neither require any further polling of any other Partners, nor require any further approval, consent, or action of any other Partners. In the event Partners holding less than 75% of the Percentage Interests of the Partners with respect to a Major Decision have approved or consented to such Major Decision within the aforementioned 10-day period, such action shall constitute disapproval by the Partners of such Major Decision.

     Section 2.02. Affiliates. The General Partner shall have the right to cause the Partnership to enter into contracts or otherwise deal with any affiliates of any Partner in any capacity, including, without limitation, in connection with the financing, management, and development of the Partnership Assets, except that the terms of any such arrangement shall be commercially reasonable and competitive with amounts that would be paid to third parties on an "arms-length" basis.

     Section 2.03. Expenses. The Partnership shall pay or reimburse the General Partner and the Tax Matters Partner (as defined in Section 2.05) for all direct, out-of-pocket expenses incurred by them with respect to their respective duties under Section 2.01 and Section 2.05 to the Partnership, including, without limitation, salaries, accounting expenses, insurance premiums attributable directly to the Partnership, legal fees, and other direct costs associated with the formation and operation of the Partnership.

     Section 2.04.  Exculpation; Indemnity.

     (a) Neither a Partners nor any affiliate of any Partner (individually, an "Actor", and collectively, the "Actors") shall be liable to the Partnership or any other Partner for (i) any act or omission taken or suffered by any Actor in connection with the conduct of the Partnership business, unless such act or omission constitutes bad faith, willful misconduct, fraud or misappropriation or conversion of funds by such Actor,
(ii) any act or omission taken or suffered by any Actor in the good faith exercise of discretion or judgment of the Actor as provided by this Agreement, unless such act or omission constitutes bad faith, willful misconduct, fraud or misappropriation or conversion of funds by such Actor, or (iii) any action or omission taken or suffered by any other Partner.

     (b) To the fullest extent allowed or permitted under any provision of applicable law, including, without limitation, the Act, the Partnership shall indemnify, defend, and hold harmless each Partner or any officer, shareholder, director, or agent of such Partners (with such Partner, officer, shareholder, director, or agent being referred to as an "Indemnitee") to the extent of the Partnership Assets, from and against any losses, expenses, judgments, fines, settlements, and damages (collectively, "Liabilities") incurred by the Partnership or such Indemnitee arising out of any claim based upon acts (including, without limitation, negligent acts) performed or omitted to be performed by the Partnership or such Indemnitee in connection with the business of the Partnership, including, without limitation, costs, expenses, and attorneys' fees expended in the settlement or defense of any such Liability, unless, in each case, such Liability results from such Indemnitee's own bad faith, willful misconduct, fraud or misappropriation or conversion of funds.

     Section 2.05. Tax Matters Partner. The General Partner shall act as the "Tax Matters Partner" for federal income tax purposes. The Tax Matters Partner shall mean the Partner (a) designated as the "tax matters partner" within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law, collectively the "Code") and (b) whose responsibilities as Tax Matters Partner include, where appropriate, commencing on behalf of the Partnership certain judicial proceedings regarding Partnership federal income tax items and informing all Partners of any administrative or judicial proceeding involving federal income taxes. In exercising its responsibilities as Tax Matters Partner, the General Partner shall have the final decision making authority with respect to all federal income tax matters involving the Partnership. Any direct out-of-pocket expense incurred by the Tax Matters Partner in carrying out its responsibilities and duties under this Agreement shall be allocated to and charged to the Partnership as an expense of the Partnership for which the Tax Matters Partner shall be reimbursed.

                                ARTICLE III

                                 FINANCING

     Section 3.01.  Capital Contributions.

     (a) Each of the Partners agrees to contribute (the "Initial Capital Contributions") to the capital of the Partnership on the Effective Date the amount in cash set forth opposite each Partner's name on the attached Exhibit A which is made a part of this Agreement for all purposes.

     (b) If at any time the General Partner determines, in its sole discretion, that additional funds are needed for (i) any direct out-of-pocket costs and expenses incurred by the Partnership in connection with the formation, financing, and operation of the Partnership, including, without limitation, any amounts required to repay indebtedness of the Partnership incurred in connection with the acquisition of the Securities, and (ii) any other sums of money needed, in the sole opinion of the General Partner, for the normal day-to-day business and affairs of the Partnership, then from time to time the General Partner may make a written call for such funds ("Call"). Within 30 days after the General Partner gives written notice of the Call, the Partners may, but shall not be obligated to, make such additional capital contributions to the Partnership, pro rata in accordance with their Percentage Interests (with each such contribution being referred to as an "Additional Capital Contribution"). If any Partner elects not to deliver (the "Non-Contributing Partner") to the General Partner for the use of the Partnership his or its pro rata portion of any Call (with such portion not being contributed being referred to herein as the "Defaulted Amount") within the time prescribed above, the other Partners shall have the right, but not the obligation, without further notice, to advance for his or its own capital account all or a portion of the Defaulted Amount (with any Partner contributing a portion of the Defaulted Amount being referred to as a "Contributing Partner"); provided, however, that if more than one Partner desires to be a Contributing Partner and to advance a portion of the Defaulted Amount, each such Contributing Partner shall only advance his or its pro rata portion of the Defaulted Amount as among all Contributing Partners. Notwithstanding anything contained in this Agreement to the contrary, each Partner shall have the right to contribute his or its pro rata portion of any Additional Capital Contributions (except to the extent such Additional Capital Contribution is from a New Partner as part of his or its initial contribution to the capital of the Partnership) pro rata in accordance with his or its then existing Percentage Interest in order to maintain such Partner's Percentage Interest in the Partnership.

     Section 3.02. Capital Accounts. The amount of a Partner's capital account ("Capital Account") in the Partnership shall be determined according to Regulations Section 1.704-(b)(2)(iv), including by:

     (a) crediting to such account (i) all contributions to the Partnership made by or on behalf of such Partner or his or its predecessor in interest, including the Value of any property contributed (less any liabilities assumed by the Partnership or to which any property may be subject) and (ii) all gains and income of the Partnership allocated to such Partner or his or its predecessor in interest; and

     (b) debiting to such account (i) all distributions from the Partnership made to or on behalf of such Partner or his or its predecessor in interest, including the Value of any property distributed (less any liabilities assumed by the Partner or to which any property may be subject) and (ii) all losses and deductions of the Partnership allocated to such Partner or his or its predecessor in interest.

     Section 3.03.  Limited Liability of the Limited
Partners. Notwithstanding anything contained in this Agreement to the contrary, the liability of each Limited Partner for any of the debts, losses, or obligations of the Partnership shall be limited to the amount of the sum of such Limited Partner's capital contributions pursuant to Section
3.01 hereof. Accordingly, no Limited Partner shall be obligated to provide additional capital to the Partnership or its creditors by way of contribution, loan, or otherwise beyond the amount of the capital contributions required of such Limited Partner pursuant to Section 3.01 hereof. Except as provided in the Act, no Limited Partner shall have any personal liability whatsoever, whether to the Partnership or any third party, for the debts of the Partnership or any of its losses beyond the amount of such Limited Partner's capital contributions.

     Section 3.04. Treatment of Capital Contributions. Except as provided in this Agreement to the contrary, no Partner shall be entitled to interest on his or its contributions to the capital of the Partnership nor shall any Partner be entitled to demand the return of all or any part of such contributions to the capital of the Partnership.

     Section 3.05. Benefits of Agreement. Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Article III, expressed or implied, is intended or shall be construed to give to any creditor of the Partnership or to any creditor of any Partner or any other person or entity whatsoever, other than the Partners and the Partnership, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any covenant, condition, or provision herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Partners and the Partnership.

                                ARTICLE IV

            ACCOUNTING, ALLOCATIONS, AND CURRENT DISTRIBUTIONS

     Section 4.01. Percentage Interests. Except as may be adjusted pursuant to Section 4.02, for purposes of allocating profits and losses in accordance with Section 4.03, and for purposes of distributions under
Section 4.07, each Partner shall have the percentage interest in the Partnership (collectively the "Percentage Interests" and individually a "Percentage Interest") set forth opposite his or its name on the attached Exhibit A which is made a part of this Agreement for all purposes.

     Section 4.02.  Adjustments to Percentage Interests.

     (a)  If (i) any Partner elects to become a Contributing Partner under
Section 3.01(b) and contributes a share of the Defaulted Amount, (ii) more than a de minimis Additional Capital Contribution is made other than pro rata by Percentage Interests, as among the Partners, or (iii) a New Partner is admitted to the Partnership in accordance with Section 5.05 (with each such event described in Section 4.02(a)(i), (ii), or (iii) being referred to as an "Adjusting Event"), then the Percentage Interests of the Partners shall be immediately adjusted such that the Percentage Interest of each Partner equals a fraction, expressed as a percentage, in which the numerator equals the Current Value (as defined in Section 4.02(b)) of such Partner's interest in the Partnership, and the denominator equals the Net Value of the Partnership Assets (as defined in Section 4.02(b)). If the Percentage Interests of any Partners are adjusted pursuant to this Section 4.02(a), no Partner shall have the right to modify, rectify, or undo such adjustments thereafter, and such adjustments shall be made without the need for any further act or writing to effect any such adjustment. Each Partner hereby appoints the General Partner as his or its duly authorized agent and attorney-in-fact for purposes of preparing and executing any amendments to this Agreement necessary or desirable to reflect any adjustment of Percentage Interests under this Section 4.02(a). The rights granted to any Partner under this Section 4.02 shall be such Partner's sole and exclusive remedy for seeking relief with respect to any Adjusting Event.

     (b) For purposes of this Agreement, the "Net Value of the Partnership Assets" shall mean the net fair market value of all of the Partnership Assets at the time the Adjusting Event occurs, as determined by the General Partner in its sole discretion, and such Net Value of the Partnership Assets shall include the value of the contributions made in connection with the Adjusting Event. The Partners agree that because of the difficulty of valuing an interest in the Partnership due to the unique nature of the Partnership Assets, the General Partner is granted the sole discretion to determine such values and shall take into account whatever factors it deems appropriate to reflect such values, including, without limitation, the dollar value of all contributions to date and any other reasonable methods for determining the value of all of the Partnership Assets at the time of the Adjusting Event. Without limiting the foregoing, the General Partner may deem the Net Value of the Partnership Assets to equal the historical net cost of those assets. The "Current Value" of any Partner's interest in the Partnership shall be a dollar amount equal to the sum of (i) an amount equal to such Partner's Percentage Interest immediately prior to the Adjusting Event multiplied by the Net Value of the Partnership Assets determined above excluding the net fair market value (as determined by the General Partner) of any contributions associated with the Adjusting Event, plus, (ii) the net fair market value (as determined by the General Partner) of any contributions made by such Partner associated with the Adjusting Event. Each Partner's Percentage Interest shall be immediately adjusted to reflect such valuation by the General Partner, effective as of the date of such Adjusting Event.

     Section 4.03.  Tax Status, Reports, and Allocations.

     (a) Notwithstanding any provision contained in this Agreement to the contrary, solely for federal income tax purposes, each of the Partners hereby recognizes that the Partnership will be subject to all provisions of Subchapter K of the Code; provided, however, that the filing of United States Partnership Returns of Income shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners.

     (b) The General Partner or, at its discretion, an accountant ("Accountant") selected by the General Partner shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Partnership with any taxing authority and shall timely file such returns or statements.

     (c) For accounting and federal and (if any) state income tax purposes, all income, deductions, credits, gains and losses shall be allocated to the Partners pro rata in accordance with their respective Percentage Interests.

     Section 4.04.  Minimum Gain and Income Offsets.

     (a)  Definitions.

          (i) "Partner Minimum Gain" shall be "partner nonrecourse debt minimum gain," as defined in Regulations Section 1.704-2(i)(2) and determined in accordance with Regulations Sections 1.704-2(i)(3) and 1.704-2(k).

          (ii) "Partner Nonrecourse Debt" has the meaning set forth in Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

          (iii) "Partner Nonrecourse Deduction" has the meaning set forth in Regulations Section 1.704-2(i).

          (iv) "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(d) and shall be determined in accordance with the provisions of Regulations Section 1.704-2(k).

          (v) "Regulations" means the temporary and permanent Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

     (b)  Minimum Gain.

          (i) Notwithstanding any other provision of this Agreement to the contrary, if the Partnership Minimum Gain on the last day of any fiscal year is less than the Partnership Minimum Gain on the last day of the immediately preceding fiscal year, then (before any other allocation of Partnership items for such year under this Agreement, other than as provided in paragraph (ii) below) there shall be specially allocated to each Partner items of Partnership income and gain for such year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain (determined in accordance with Regulations
     Section 1.704-2(g)). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2)(i) and (iii). This Section 4.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Regulations
     Section 1.704-2(f) and shall be interpreted consistently therewith.

             (ii)    Subsequent to any allocations under Section
     4.04(b)(i) above, other than allocations of gain from the disposition of property subject to Partner Nonrecourse Debt, if Partner Minimum Gain on the last day of any fiscal year is less than the Partner Minimum Gain on the last day of the immediately preceding fiscal year, then, except as provided herein, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent fiscal years) in an amount equal to that Partner's share, if any, (determined in accordance with Regulations
     Section 1.704-2(i)(4)) of the net decrease in Partner Minimum Gain (such net decrease to be determined in a manner consistent with the provisions of Regulations Section 1.704-2(d) and 1.704-2(g)(3)). The items to be so allocated shall be determined in accordance with the provisions of Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii) and (iii). Notwithstanding the foregoing, no such special allocations of income and gain shall be made to the extent that the net decrease in Partner Minimum Gain described above arises because the liability ceases to be Partner Nonrecourse Debt due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a nonrecourse liability within the meaning of Regulations Section 1.752-1(a)(2). This Section 4.04(b)(ii) is intended to comply with the chargeback and other provisions of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

     (c) Qualified Income Offset. Notwithstanding any other provision of this Agreement, if during any fiscal year any Partner (i) is allocated pursuant to Code Section 706(d) or Regulations Section 1.751-1(b)(2)(ii) any loss, items of loss, deductions, or Code Section 705(a)(2)(B) expenditures, (ii) is distributed any cash or property from the Partnership and such distributions exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during such year, or
(iii) receives any other adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) and, as a result of such adjustment, allocation, or distribution, such Partner has a Qualified Income Offset Amount (as hereinafter defined), then items of income and gain (including gross income) for such fiscal year or other period (and, if necessary, subsequent fiscal years) shall (prior to any allocation pursuant to Section 4.03 hereof) be allocated to such Partner in an amount equal to his Qualified Income Offset Amount; provided, however, that any allocation of income or gain shall be required under this sentence only if and to the extent that such Partner would have a Qualified Income Offset Amount after all other allocations provided for in this Agreement have been tentatively made as if Sections 4.04(b) and (c) were not contained herein. As used herein, the term "Qualified Income Offset Amount" for a Partner means the excess, if any, of (x) the negative balance a Partner has in its Capital Account following the adjustment, allocation, or distribution described in the preceding sentence, over (y) the maximum amount that it is obligated (or is deemed to be obligated) to restore to the Partnership upon liquidation as determined in accordance with Regulations Sections 1.704-2(f), (g), and (i). This Section 4.04(c) is intended to satisfy the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     Section 4.05.  Accounting.

     (a) The fiscal year of the Partnership shall end on the last day of December of each year.

     (b) The books of account of the Partnership shall be kept and maintained at all times at the principal place of business of the Partnership or at such other place or places approved by the General Partner. The books of account shall be maintained according to federal income tax principles using the accrual method of accounting, consistently applied, and shall show all items of income and expense.

     (c) The General Partner shall cause a balance sheet of the Partnership dated as of the end of the fiscal year and a related statement of income or loss for the Partnership for such fiscal year to be prepared by the Accountant and furnished, at the expense of the Partnership, to each of the Partners on an annual basis, within 90 days after the close of each fiscal year.

     (d) Each Partner shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of or extracts from the books of account of the Partnership. Such right may be exercised through any agent or employee of such Partner designated by it or by an independent certified public accountant designated by such Partner. Each Partner shall bear all expenses incurred in any examination made on behalf of such Partner.

     Section 4.06. Bank Accounts. Funds of the Partnership shall be deposited in a Partnership account or accounts in the bank or banks as selected by the General Partner. Withdrawals from bank accounts shall only be made by the General Partner or such other parties as may be approved by the General Partner.

     Section 4.07. Current Distributions to Partners. Except as provided in Section 6.05 in connection with the termination and liquidation of the Partnership, the General Partner shall distribute funds at such times and in such amounts as it may determine, in its sole discretion, provided, that such funds shall be distributed by the General Partner to the Partners pro rata in accordance with their respective Percentage Interests at the time of the distribution. In determining the amount of funds to distribute pursuant to this Section, the General Partner may consider such factors as the need to allocate funds to any reserves for Partnership contingencies, Partnership indebtedness or any other Partnership purposes that the General Partner deems necessary or appropriate.

     Section 4.08. Changes in Percentage Interests. If a Partner's Percentage Interest changes during any fiscal year, the allocations to be made pursuant to this Agreement shall be made in accordance with Section 706 of the Code, using any convention permitted by Section 706 of the Code and the Regulations promulgated thereunder and selected by the General Partner so as to equitably effectuate the allocations of this Article IV.

                                 ARTICLE V

                                ASSIGNMENT

     Section 5.01. Prohibited Transfers. Except as specifically provided in this Article V and in Section 7.01, no Limited Partner may sell, transfer, assign, mortgage, hypothecate, or otherwise encumber or permit or suffer any encumbrance of all or any part of his or its interest in the Partnership unless prior written consent is obtained from the General Partner, and no General Partner may sell, transfer, assign, mortgage, hypothecate, or otherwise encumber or permit or suffer any encumbrance of all or any part of his or its interest in the Partnership without obtaining prior written Approval of the Partners. Any attempt so to transfer or encumber any such interest shall be null and void, ab initio. The Partners will be excused from accepting the performance of and rendering performance to any person other than the Partner hereunder (including any trustee or assignee of or for such Partner) as to whom such prior written consent has not been rendered.

     Section 5.02.  Further Restrictions on Transfer.

     (a) In the event of any assignment or transfer permitted under this Article, the interest so assigned or transferred shall remain subject to all terms and provisions of this Agreement; the assignee or transferee shall be deemed, by accepting the interest so assigned or transferred, to have assumed all the obligations hereunder relating to the interests or rights so assigned or transferred and shall agree in writing to the foregoing if requested by the General Partner. Any transferee or assignee of the interest of a Partner shall be entitled only to receive distributions hereunder until such transferee or assignee has been admitted as a Substituted Partner; provided, however, that such transferee or assignee shall be subject to the Additional Capital Contribution provisions of Article III and that the Percentage Interest of such transferee or assignee shall be subject to reallocation pursuant to Section 4.02 in the event of an Adjusting Event. Until such transferee or assignee (other than an existing Partner) is admitted to the Partnership as a Substituted Partner, the Partner transferring all or any portion of his or its interest to such assignee or transferee shall remain primarily and directly liable for the performance of all his or its obligations under this Agreement. After the admission of such assignee or transferee as a Substituted Partner, such transferor Partner shall only be primarily and directly liable under this Agreement or otherwise for any obligations or liabilities accruing prior to the effective time of the admission of such Substituted Partner, unless such transferor Partner is released in writing from such obligations or liabilities by the General Partner and such release is Approved by the Partners.

     (b) Any Partner making or offering to make a transfer of all or any part of his or its interest in the Partnership shall indemnify and hold harmless the Partnership and all other Partners from and against any costs, damages, claims, suits, or fees suffered or incurred by the Partnership or any such other Partner arising out of or resulting from any claims by the transferee of such Partnership interest or any offerees of such Partnership interest in connection with such transfer or offer.

     Section 5.03.  Substituted Partner.  Except as otherwise provided in
Section 7.01 hereof, an assignee or transferee (other than an existing Partner) of the interest of a Partner may be admitted as a substitute partner ("Substituted Partner") only with the written consent of the General Partner, which such consent shall be granted or denied in the sole discretion of the General Partner. Unless the assignee is already a General Partner, any assignee of a Partnership interest to whose admission such consent is given shall become and shall have only the rights and duties of a Limited Partner and the assigned Partnership interest shall thereafter be a Limited Partner's interest. Upon the receipt by the General Partner of an appropriate supplement to this Agreement pursuant to which such Substituted Partner agrees to be bound by all the terms and provisions of this Agreement, the General Partner shall reflect the admission of a Substituted Partner and the withdrawal of the transferring Partner, if appropriate, by preparing a supplemental Exhibit, dated as of the date of such admission and withdrawal, and by filing it with the records of the Partnership. Any Substituted Partner shall, if required by the General Partner, prior to such admission, also execute any other documents requested by the General Partner, including, without limitation, an irrevocable power of attorney in form satisfactory to the General Partner appointing the General Partner as such person's attorney-in-fact with full power to execute, swear to, acknowledge, and file all certificates and other instruments necessary to carry out the provisions of this Agreement, including, without limitation, such undertakings as the General Partner may require for the payment of all fees and costs necessary to effect any such transfer and admission. At the General Partner's sole discretion, the transferor and transferee of the transferred interest shall be responsible for the costs associated with the transfer of the interest, including, without limitation, reasonable attorney's fees. Upon admission, such Substituted Partner shall be subject to all provisions of this Agreement in the place and stead of his assignor as if the Substituted Partner originally was a party to this Agreement.

     Section 5.04. Basis Adjustment. The Tax Matters Partner may cause, in its sole and absolute discretion, the Partnership to elect pursuant to
Section 754 of the Code and the Regulations thereunder to adjust the basis of the Partnership Assets as provided by Sections 743 or 734 of the Code and the Regulations thereunder.

     Section 5.05.  Admission of Additional Partners.

     (a) When Approved by the Partners, a new Partner (each a "New Partner") may be admitted to the Partnership; provided, however, that such New Partner shall (i) be admitted for fair value, as determined by the General Partner in its reasonable discretion and in a manner consistent with the reallocation of Percentage Interests set forth in Section 4.02, and (ii) execute an appropriate supplement to this Agreement and to Exhibit A pursuant to which he agrees to be bound by all the terms and provisions of this Agreement.

     (b) Upon the receipt of the supplement described in Section 5.05(a), the General Partner shall reflect the admission of the New Partner and the reallocation of Percentage Interests by preparing a supplemental or restated Exhibit A, dated as of the date of such admission, and filing it with the records of the Partnership. The admission of a New Partner shall not cause the dissolution of the Partnership. Upon the admission of a New Partner pursuant to Section 5.05(a), the Percentage Interests shall be reallocated, with the New Partner receiving the Percentage Interest calculated in accordance with Section 4.02 that reflects, as determined by the General Partner in its sole discretion, the ratio of the New Partner's contribution to the Value of the Partnership Assets, which the General Partner may determine based on the aggregate Capital Contributions to the Partnership, and with the Percentage Interests of each existing Partner being adjusted in accordance with Section 4.02(a)(B).

     Section 5.06. Other Restricted Transfers. Notwithstanding any other provision herein to the contrary, unless prior written consent is given by the General Partner, no transfer of any interest in the Partnership may be made to any person who is related (within the meaning of Regulations
Section 1.752-4(b)) to any lender of the Partnership whose loan constitutes a nonrecourse liability of the Partnership.

                                ARTICLE VI

           WITHDRAWAL, DISSOLUTION, TERMINATION, AND LIQUIDATION

     Section 6.01. Withdrawal. No Limited Partner shall at any time retire or withdraw from the Partnership without obtaining the prior written consent of the General Partner, and the General Partner shall not at any time retire or withdraw from the Partnership without obtaining the prior written Approval of the Partners. Retirement or withdrawal by any Partner in contravention of this Section 6.01 shall subject such Partner to liability for all damages caused any other Partner (other than a Partner who is, at the time of such withdrawal, in default under this Agreement) by such retirement or withdrawal and the consequential dissolution of the Partnership.

     Section 6.02. Dissolution of the Partnership. The Partnership shall be dissolved upon the occurrence of any of the following:

     (a) The withdrawal, as defined in the Act, of a General Partner, unless:

          (i) the remaining General Partner, if any, elects in writing within 90 days after such event to reconstitute the Partnership, to continue as the General Partner, and to continue the Partnership and its business, or

          (ii) if there is no remaining General Partner, within 90 days after such event, the Limited Partners constituting Approval of the Partners agree to appoint in writing a successor General Partner, as of the date of the withdrawal of the General Partner, and agrees to reconstitute the Partnership and to continue the business of the Partnership, and such successor General Partner agrees in writing to accept such election; or

     (b) The sale or other disposition, not including an exchange, of substantially all of the assets of the Partnership (except under circumstances where all or a portion of the purchase price is payable after the closing of the sale or other disposition);

     (c)  December 31, 2047; or

     (d) Subject to any obligations of the Partnership, when Approved by the Partners.

Nothing contained in this Section 6.02 is intended to grant to any Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal, or otherwise) or to exonerate any Partner from liability to the Partnership and the remaining Partners if he or it dissolves the Partnership at will.

     Section 6.03. Continuation and Reconstitution of Partnership. If the Partnership is continued as provided in Section 6.02(a)(i) or (ii), then, as of the date of withdrawal, the General Partner with respect to which an event of withdrawal under Section 6.02 has occurred (or his or its estate or successor in interest) (the "Withdrawing General Partner") shall have none of the powers of a General Partner under this Agreement or applicable law and shall have only the rights and powers of an assignee of a Partner hereunder to share in any Partnership profits, losses, gains, and distributions in accordance with his or its Percentage Interest and shall have no other rights or powers of a Partner hereunder; provided, however, that any Withdrawing General Partner shall be subject to the Additional Capital Contribution provisions of Article III and that the Percentage Interest of such Withdrawing General Partner shall be subject to reallocation under Section 4.02 in the event of any Adjusting Event.

     Section 6.04. Withdrawal, etc. of a Limited Partner. The withdrawal, termination (in the case of a Limited Partner that is a partnership or a trust), dissolution (in the case of a Limited Partner that is a corporation or limited liability company), retirement, or adjudication as a bankrupt of a Limited Partner (the "Withdrawing Limited Partner") shall not dissolve the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, upon the happening of such an event, pass to the Limited Partner's successors in interest subject to the Agreement, and the Partnership shall continue as a limited partnership.

     Section 6.05.  Termination and Liquidation of the Partnership.

     (a)  Upon dissolution of the Partnership unless continued pursuant to
Section 6.02, the Partnership shall be terminated as rapidly as business circumstances will permit. At the direction of the General Partner, or a Partner approved by the Limited Partners if the dissolution of the Partnership is caused by the withdrawal of the General Partner (the General Partner or the other Partner, as the case may be, being herein called the "Terminating Partner"), a full accounting of the assets and liabilities of the Partnership shall be taken and a statement of the Partnership Assets and a statement of each Partner's Capital Account shall be furnished to all Partners as soon as is reasonably practicable. The Terminating Partner shall take such action as is necessary so that the Partnership's business shall be terminated, its liabilities discharged, and its assets distributed as hereinafter described. The Terminating Partner may sell all of the Partnership Assets or distribute the Partnership Assets in kind; provided however, that the Terminating Partner shall ascertain the fair market value by appraisal or other reasonable means of all Partnership Assets remaining unsold and each Partner's Capital Account shall be charged or credited, as the case may be, as if such Partnership Assets had been sold at such fair market value and the income, gains, losses, deductions, and credits realized thereby had been allocated to the Partners in accordance with
Article IV hereof. A reasonable period of time shall be allowed for the orderly termination of the Partnership to minimize the normal losses of a liquidation process.

     (b) After the payment of all expenses of liquidation and of all debts and liabilities of the Partnership in such order or priority as provided by law (including any debts or liabilities to Partners, who shall be treated as secured or unsecured creditors, as may be the case, to the extent permitted by law, for sums loaned to the Partnership, if any, as distinguished from capital contributions) and after all resulting items of Partnership income, gain, credit, loss, or deduction are credited or debited to the Capital Accounts of the Partners in accordance with Articles III and IV hereof, all remaining Partnership Assets shall then be distributed among the Partners in accordance with their relative positive Capital Account balances. Upon termination, a Partner may not demand and receive cash in return for such Partner's capital contributions and no Partner shall have any obligation to restore any deficit that may then exist in that Partner's Capital Account. Distribution on termination may be made by the distribution to each Partner of an undivided interest in any asset of the Partnership that has not been sold at the time of termination of the Partnership.

     Section 6.06. General Partners Not Personally Liable. No General Partner nor any affiliate of any General Partner shall be personally liable for the return of the Capital Contributions of any Partner, and such return shall be made solely from available Partnership Assets, if any, and each Limited Partner hereby waives any and all claims they may have against any General Partner or any such affiliate in this regard.

     Section 6.07. Provisions Cumulative. All provisions of this Agreement relating to the dissolution, liquidation, and termination of the Partnership shall be cumulative to the extent not inconsistent with other provisions herein; that is, the exercise or use of one of the provisions hereof shall not preclude the exercise or use of any other provision of this Agreement to the extent not inconsistent therewith.

                                ARTICLE VII

                                  GENERAL

     Section 7.01.  Removal and Replacement of General Partner.

     (a) The General Partner may be removed and replaced at any time by Limited Partners constituting Approval of the Partners by sending the General Partner a written notice of such removal. In the event of the removal of the General Partner, a successor General Partner ("Successor General Partner") shall be selected by Approval of the Partners. With the Approval of the Partners, the Limited Partners shall have the right to transfer a portion of their interests to such Successor General Partner and such interest shall be converted to that of a general partner. The removal will not be effective until the Successor General Partner has been admitted to the Partnership as a General Partner, such admission to be by Approval of the Partners. After the admission of the Successor General Partner, the Successor General Partner shall have all the rights, powers, and obligations of a General Partner under this Agreement and all references in this Agreement to the "General Partner" shall refer to the Successor General Partner appointed in this Section 7.01. Third parties shall be conclusively deemed entitled to rely upon the representation of Group 31 that Group 31 is the General Partner unless such third parties have actual notice of its replacement.

     (b) Following the replacement of the General Partner, the Limited Partners constituting Approval of the Partners may convert such Partner's interest into a Limited Partner's interest. The Successor General Partner shall have the authority to execute and file all documents necessary to signify such conversion. The General Partner hereby appoints the Successor General Partner as his or its attorney-in-fact to execute and file all documents signifying such conversion including, without limitation, an amendment to the Certificate of Limited Partnership.

     Section 7.02. Competing Business. Notwithstanding anything to the contrary contained in or inferable from this Agreement, the Act, or any other statute or principle of law, neither the Partners nor any of their shareholders, directors, officers, employees, partners, agents, family members, or affiliates (each a "Partner Affiliate") shall be prohibited or restricted in any way from investing in or conducting, either directly or indirectly, and may invest in and/or conduct, either directly or indirectly, businesses of any nature whatsoever, including the ownership and operation of businesses or properties similar to or in the same geographical area as those held by the Partnership. Any investment in or conduct of any such businesses by a Partner or any Partner Affiliate shall not give rise to any claim for an accounting by the other Partners or the Partnership or any right to claim any interest therein or the profits therefrom.

     Section 7.03. LIMITED PARTNER REPRESENTATIONS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EACH LIMITED PARTNER HEREBY REPRESENTS AND WARRANTS TO THE PARTNERSHIP, THE GENERAL PARTNER, AND TO EACH OFFICER, DIRECTOR, SHAREHOLDER, CONTROLLING PERSON, AND AGENT OF EACH GENERAL PARTNER THAT: (a) THE INTEREST IN THE PARTNERSHIP OF SUCH LIMITED PARTNER IS ACQUIRED FOR INVESTMENT PURPOSES ONLY FOR HIS OR ITS OWN ACCOUNT AND NOT WITH A VIEW TO OR IN CONNECTION WITH ANY DISTRIBUTION, REOFFER, RESALE, OR OTHER DISPOSITION NOT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE "1933 ACT") AND APPLICABLE STATE SECURITIES LAWS; (b) SUCH LIMITED PARTNER, ALONE OR TOGETHER WITH HIS OR ITS REPRESENTATIVES, POSSESSES SUCH EXPERTISE, KNOWLEDGE, AND SOPHISTICATION IN FINANCIAL AND BUSINESS MATTERS GENERALLY, AND IN THE TYPE OF TRANSACTIONS IN WHICH THE PARTNERSHIP PROPOSES TO ENGAGE IN PARTICULAR, THAT HE OR IT IS CAPABLE OF EVALUATING THE MERITS AND ECONOMIC RISKS OF ACQUIRING AND HOLDING HIS OR ITS PARTNERSHIP INTEREST, AND HE OR IT IS ABLE TO BEAR ALL SUCH ECONOMIC RISKS NOW AND IN THE FUTURE; (c) SUCH LIMITED PARTNER HAS HAD ACCESS TO ALL OF THE INFORMATION WITH RESPECT TO THE INTEREST ACQUIRED BY HIM OR IT UNDER THIS AGREEMENT THAT HE OR IT DEEMS NECESSARY TO MAKE A COMPLETE EVALUATION THEREOF AND HAS HAD THE OPPORTUNITY TO QUESTION THE GENERAL PARTNER CONCERNING SUCH INTEREST; (d) SUCH LIMITED PARTNER'S DECISION TO ACQUIRE HIS OR ITS INTEREST FOR INVESTMENT HAS BEEN BASED SOLELY UPON THE EVALUATION MADE BY HIM OR IT; (e) SUCH LIMITED PARTNER IS AWARE THAT HE OR IT MUST BEAR THE ECONOMIC RISK OF HIS OR ITS INVESTMENT IN THE PARTNERSHIP FOR AN INDEFINITE PERIOD OF TIME BECAUSE INTERESTS IN THE PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE 1933 ACT OR UNDER THE SECURITIES LAWS OF ANY STATES, AND, THEREFORE, CANNOT BE SOLD UNLESS SUCH INTERESTS ARE SUBSEQUENTLY REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE; (f) SUCH LIMITED PARTNER IS AWARE THAT ONLY THE PARTNERSHIP CAN TAKE ACTION TO REGISTER SUCH INTEREST IN THE PARTNERSHIP AND THE PARTNERSHIP IS UNDER NO SUCH OBLIGATION AND DOES NOT PROPOSE TO ATTEMPT TO DO SO; AND (g) SUCH LIMITED PARTNER IS AWARE THAT THIS AGREEMENT PROVIDES RESTRICTIONS ON THE ABILITY OF A LIMITED PARTNER TO SELL, TRANSFER, ASSIGN, MORTGAGE, HYPOTHECATE, OR OTHERWISE ENCUMBER HIS OR ITS INTEREST IN THE PARTNERSHIP.

     Section 7.04.  Notice.

     (a) All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be in writing.

     (b) All notices, demands, and requests to be sent to a Partner pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited prepaid for next day delivery by Federal Express, or other similar overnight courier services, addressed to such Partner, (iii) deposited in the United States mail, addressed to such Partner, prepaid and registered or certified with return receipt requested, or (iv) transmitted via telecopier or other similar device to the attention of such Partner.

     (c) All notices, demands, and requests so given shall be deemed received: (i) when personally delivered, (ii) 24 hours after being deposited for next day delivery with an overnight courier, (iii) 48 hours after being deposited in the United States mail, or (iv) 12 hours after being telecopied or otherwise transmitted and receipt has been confirmed.

     (d) The Partners shall have the right from time to time, and at any time during the term of this Agreement, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America by giving to the other parties at least 30 days written notice thereof, in the manner prescribed in
Section 7.04(b); provided however, that to be effective, any such notice must be actually received (as evidenced by a return receipt).

     (e) All distributions to any Partner shall be made at the address at which notices are sent unless otherwise specified in writing by any such Partner.

     Section 7.05. Amendments. Amendments and supplements may be made to or restatements made of this Agreement or the Certificate of Limited Partnership (or any exhibits or schedules attached to any of them), from time to time by the General Partner, without the consent of any of the other Partners, to effect any amendments which amend this Agreement to reflect adjustments to the Percentage Interests of the Partners following an Adjusting Event or as otherwise provided in Section 4.02 hereof, to reflect other transfers, assignments, admissions, withdrawals, conversions, or other actions authorized by this Agreement, or to effect any non-material amendments to this Agreement or the Certificate of Limited Partnership. All other amendments to this Agreement and the Certificate of Limited Partnership shall require Approval of the Partners; provided, however, that no material amendment which has an adverse effect on a Partner's interest in the Partnership shall be made without the consent of such Partner except as otherwise specifically provided herein.

     Section 7.06. Powers of Attorney. Each Limited Partner hereby constitutes and appoints the General Partner, with full power of substitution, as his or its true and lawful attorney-in-fact and empowers and authorizes such attorney, in the name, place, and stead of such Limited Partner, to make, execute, sign, swear to, acknowledge, and file in all necessary or appropriate places all documents (and all amendments or supplements to or restatements of such documents necessitated by valid amendments to or actions permitted under this Agreement) relating to the Partnership and its activities, including, without limitation: (a) this Agreement and any amendments hereto approved as provided herein, (b) the Certificate of Limited Partnership and any amendments thereto, under the laws of the State of Delaware or in any other state or jurisdiction in which such filing is deemed advisable by the General Partner, (c) any applications, forms, certificates, reports, or other documents, or amendments thereto which may be requested or required by any federal, state, or local governmental agency, securities exchange, securities association, self-regulatory organization, or similar institution and which are deemed necessary or advisable by the General Partner, (d) any other instrument which may be required to be filed or recorded in any state or county or by any governmental agency, or which the General Partner deems advisable to file or record, including, without limitation, certificates of assumed name and documents to qualify foreign limited partnership in other jurisdictions, (e) any documents which may be required to effect the continuation of the Partnership, the admission of new partners, substituted partners, the withdrawal of any Partner, or the dissolution and termination of the Partnership, (f) making certain elections contained in the Code or state law governing taxation of limited partnership, (g) any and all reports, schedules, certificates, forms and other documents, including, but not limited to, Schedules 13D and 13F, Forms 3 and 4, and any other such forms as may be required to be filed by the Partnership under the Securities Exchange Act of 1934, Federal Reserve U-1s, notes, drafts, credit or loan agreements, financing statements, security agreements, bank resolutions, and any and all other documents and instruments as may be necessary or desirable in the sole discretion of the attorney so acting, all in carrying out the purposes of the Partnership, and (h) performing any and all other ministerial duties or functions necessary for the conduct of the business of the Partnership. Each Limited Partner hereby ratifies, confirms, and adopts as his own, all actions that may be taken by such attorney-in-fact pursuant to this Section 7.06. Each Limited Partner acknowledges that this Agreement permits certain amendments to be made and certain other actions to be taken or omitted to be taken by less than all of the Partners if approved in accordance with the provisions hereof. By their execution hereof, each Limited Partner also grants the General Partner a power of attorney to execute any and all documents necessary to reflect any action that is in accordance with the provisions hereof. This power of attorney is coupled with an interest and shall continue notwithstanding the subsequent incapacity or death of the Limited Partner. Each Limited Partner shall execute and deliver to the General Partner an executed and appropriately notarized power of attorney in such form consistent with the provisions of this Section 7.06 as the General Partner may request.

     Section 7.07. GOVERNING LAWS AND VENUE. THIS AGREEMENT IS MADE IN FORT WORTH, TARRANT COUNTY, TEXAS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTNERS HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. ALL MATTERS LITIGATED BY, AMONG, OR BETWEEN ANY OF THE PARTNERS THAT INVOLVE THIS AGREEMENT, THE RELATIONSHIP OF THE PARTNERS, OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN FORT WORTH, TARRANT COUNTY, TEXAS.

     Section 7.08. Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties. Each party acknowledges that he or it was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or he or it had the opportunity to retain counsel to participate in the preparation of this Agreement but chose not to do so.

     Section 7.09. Entire Agreement. This Agreement, including all exhibits to this Agreement and, if any, exhibits to such exhibits, contains the entire agreement among the parties relative to the matters contained in this Agreement.

     Section 7.10. Waiver. No consent or waiver, express or implied, by any Partner to or for any breach or default by any other Partner in the performance by such other Partner of his or its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner under this Agreement. Failure on the part of any Partner to complain of any act or failure to act of any of the other Partners or to declare any of the other Partners in default, regardless of how long such failure continues, shall not constitute a waiver by such Partner of his or its rights hereunder.

     Section 7.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

     Section 7.12. Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the undersigned Partners and their respective legal representatives, successors, and assigns. Whenever, in this Agreement, a reference to any party or Partner is made, such reference shall be deemed to include a reference to the legal representatives, successors, and assigns of such party or Partner.

     Section 7.13. Tense and Gender. Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine, or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender was used.

     Section 7.14. Captions. Captions are included solely for convenience of reference and if there is any conflict between captions and the text of this Agreement, the text shall control.

     Section 7.15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple executed signature pages affixed thereto constitutes the original counterpart instrument. All of these counterpart pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
     Each of the
undersigned has executed and delivered this Agreement to be effective as of the Effective Date.

                                   GENERAL PARTNER

201 Main Street                         GROUP 31, INC., a Texas corporation
Suite 3100
Fort Worth, Texas  76102
                                   By:

                                   Title:

                                   LIMITED PARTNERS

201 Main Street                         KEYSTONE, INC., a Texas corporation
Suite 3100
Fort Worth, Texas  76102
                                   By:

                                   Title:


201 Main Street                         FW STRATEGIC PARTNERS, L.P., a
Suite 3100                              Delaware limited partnership
Fort Worth, Texas  76102
                                   By:  FW Strategic Asset Management,
L.P.,
                                        general partner

                                         By: Strategic Genpar, Inc.,
general
                                               partner


                                             By:
                                             Title:

                                   FW INTEGRATED ORTHOPAEDICS
                                   COINVESTMENT PARTNERS, L.P.,
201 Main Street                         a Delaware limited partnership
Suite 3100
Fort Worth, Texas 76102
                                   By:  Group 31, Inc., general partner


                                        By:
                                        Title:

                                 EXHIBIT A
                                  TO THE
                       LIMITED PARTNERSHIP AGREEMENT
                                    OF
                 FW INTEGRATED ORTHOPAEDIC INVESTORS, L.P.

                   INITIAL CAPITAL      PERCENTAGE
GENERAL PARTNER     CONTRIBUTION          INTEREST

Group 31           $  125,000               1.00%


LIMITED PARTNER

Keystone     .     $    5,000,000               40.00%
Strategic          $    6,000,000               48.00%
Coinvestors        $    1,375,000               11.00%

Total              $   12,500,000              100.00%